Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately
Contact:	William B. Kessel, President and CEO, 616.447.3933
Gavin A. Mohr, Chief Financial Officer, 616.447.3929

INDEPENDENT BANK CORPORATION REPORTS
2021 FIRST QUARTER RESULTS

GRAND RAPIDS, Mich., April. 27, 2021 - Independent Bank Corporation (NASDAQ: IBCP) reported first quarter 2021 net income of $22.0 million, or $1.00 per diluted share, versus net income of $4.8 million, or $0.21 per diluted share, in the prior-year period. The increase in 2021 first quarter earnings as compared to 2020 primarily reflects increases in net interest income, non-interest income as well as a decrease in the provision for credit losses that were partially offset by an increase in non-interest expense.

First quarter 2021 highlights include:
•	Increases in net income and diluted earnings per share of 358.2% and 376.2%, respectively, compared to 2020;
•	Return on average assets and return on average equity of 2.10% and 23.51%, respectively;
•	Net gains on mortgage loans of $12.8 million (up 45.1% over 2020) and total mortgage loan origination volume of $509.0 million;
•	Deposit net growth of $221.2 million (or 6.1%);
•	Continued strong asset quality metrics as evidenced by net loan recoveries during the quarter, a low level of non-performing loans and non-performing assets;
•
The adoption of Financial Accounting Standards Board Accounting Standards Update 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“CECL”) on January 1, 2021. The adoption of CECL increased  beginning of year allowance for credit losses, allowance for losses related to unfunded lending commitments and deferred tax assets $11.7 million, $1.5 million and $2.7 million, respectively and decreased retained earnings $10.3 million;

•	COVID related forbearances declined to 0.62% of total loans; and
•	The payment of a 21 cent per share dividend on common stock on February 16, 2021.

Significant items impacting comparable first quarter 2021 and 2020 results include the following:
•	Net gains on sale of securities equal to $1.4 million ($0.05 per diluted share, after tax) in the first quarter of 2021 related to the divestiture of certain securities.
•
A change in the fair value due to price of capitalized mortgage loan servicing rights (the “MSR Change”) of a positive $4.6 million ($0.17 per diluted share, after taxes) as compared to a negative MSR change of $5.9 million ($0.21 per diluted share, after taxes) for the first quarters of 2021 and 2020, respectively.

•	The provision for credit losses was a credit of $0.5 million in the first quarter of 2021 compared to an expense of $6.7 million in the first quarter of 2020.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are pleased to report very strong financial performance in the first quarter of 2021 as we continue to navigate the many challenges brought on by the COVID-19 pandemic.  Our associates continued their amazing efforts during this quarter!  We closed a company record 2,044 mortgage loans for  over one-half billion dollars, helping our customers buy new homes or refinance existing mortgage loans. Our team facilitated 1,250 loans under the second round of the Paycheck Protection Program totaling $128.2 million while continuing to assist our customers in completing and submitting PPP round 1 forgiveness applications to the SBA. Finally, we maintained solid asset quality metrics during the first quarter of 2021. COVID-19 related loan forbearance balances decreased by 26.2% during the first quarter of 2021. As we look ahead to the balance of 2021 and beyond, we are mindful that the challenges from the COVID-19 pandemic remain; however, we are confident of our continued ability to effectively respond to these challenges and remain optimistic about our future.”

COVID-19 Pandemic Update

The Company continues to respond to the challenges arising from the COVID-19 pandemic and take the necessary steps to serve our communities while doing our part to minimize the spread of COVID-19.  The following is a brief description of our current initiatives:
•
Customer Safety and Service Levels – From mid-March 2020 to mid-June 2020 we limited our branch lobbies to appointment only and kept drive-through windows open.  In mid-June 2020 our bank branch lobbies fully reopened.  On November 13, 2020 we again limited our branch lobbies to appointment only in response to increasing COVID-19 cases in the State of Michigan. Branch lobbies were reopened January 4, 2021.  With the ability to use drive through service, ATMs or our electronic banking solutions there was minimal disruption to our customers.

•
Employee Safety – For employees that are in our bank branches servicing our customers, we have expanded sick and vacation time.  All non-branch employees either have the option or are required to work remotely.  We currently have approximately 38% of our total staff working remotely every day.  We have installed “customer friendly” shields throughout our delivery network and have implemented a variety of other protective processes to promote the safety of our employees and put both customers and staff at ease.

•
Loan Forbearances – We have forbearance programs in place to proactively work with our customers who have experienced financial difficulty due to the COVID-19 pandemic. Totals for these programs by loan type are presented in the table below under the caption “Asset Quality”. The level of these loans is down significantly after peaking in mid-June 2020, as many customers’ economic situations have improved, allowing them to pay their loans current or return to their original payment terms.

•
U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) – We built an effective process to manage the high volume of applications that we received.  Customer demand for this program was extraordinary.  As of March 31, 2021, we continue to assist our customers with loan forgiveness applications from round 1 of PPP while processing new PPP applications for round 2 of the Paycheck Protection Program. Current PPP activity is summarized below:

Three Months Ending	PPP – Round 1				PPP – Round 2
	12/31/2020		3/31/2021		3/31/2021
	#	(000’s)	#	(000’s)	#	(000’s)
Loans Outstanding	1,483	$169,782	698	$105,934	1,250	$128,240
Avg. Loans Outstanding	-	220,214	-	137,833	-	68,626
Apps. Submitted for Forgiveness	808	122,962	1,477	183,346	-	-
Forgiveness Apps. Approved	755	91,972	1,354	158,046	-	-
Net Fees Accreted into Int. Income	-	3,251	-	1,853	-	219
Unaccreted Fees	-	3,216	-	1,362	-	5,454
Average Loan Yield	-	6.91%	-	6.43%	-	2.21%

Operating Results

The Company’s net interest income totaled $30.3 million during the first quarter of 2021, an increase of $0.1 million, or 0.3% from the year-ago period, and down $0.7 million, or 2.3%, from the fourth quarter of 2020. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.05% during the first quarter of 2021, compared to 3.63% in the year-ago period, and 3.12% in the fourth quarter of 2020. The year-over-year quarterly increase in net interest income is due to an increase in average interest-earning assets that was largely offset by a decline in the net interest margin.  Average interest-earning assets were $4.05 billion in the first quarter of 2021, compared to $3.35 billion in the year ago quarter and $3.98 billion in the fourth quarter of 2020.

Due to the economic impact of COVID-19, the Federal Reserve has taken a variety of actions to stimulate the economy, including significantly lowering short-term interest rates. Lower interest rates combined with a higher allocation to lower yielding assets has placed continued pressure on the Company’s net interest margin.

Non-interest income totaled $26.4 million in the first quarter of 2021 compared to $11.0 million for the first quarter of 2020 and $22.4 million in the fourth quarter of 2020.  These changes were primarily due to variances in mortgage banking related revenues (net gains on mortgage loans and mortgage loan servicing, net), gain on sale of securities and improved interchange income.

Net gains on mortgage loans in the first quarters of 2021 and 2020, were approximately $12.8 million and $8.8 million, respectively. The increase in net gains on mortgage loans in the first quarter of 2021 compared to the first quarter of 2020 was primarily due to a significant increase in mortgage loan sales volume (principally reflecting the rise in mortgage loan refinance levels), as well as improved profit margins on mortgage loan sales.

Mortgage loan servicing, net, generated a gain of $5.2 million and a loss of $5.3 million in the first quarters of 2021 and 2020, respectively.  The significant variances in mortgage loan servicing, net are primarily due to changes in the fair value of capitalized mortgage loan servicing rights associated with changes in mortgage loan interest rates and expected future prepayment levels. Mortgage loan servicing, net activity is summarized in the following table:

	Three Months Ended
	3/31/2021	3/31/2020
Mortgage loan servicing, net:	(Dollars in thousands)
Revenue, net	$1,910	$1,673
Fair value change due to price	4,640	(5,931)
Fair value change due to pay-downs	(1,383)	(1,042)
Total	$5,167	$(5,300)

Net gain on sale of securities totaled $1.4 million in first quarter of 2021 compared to $0.3 million in the prior year quarter. The gain on sale of securities in the first quarter of 2021 is related to the divestiture of a group of mortgage backed securities.

Interchange income equaled $3.0 million in the first quarter of 2021, an increase of $0.6 million from the prior year quarter. The increase is primarily due to higher transaction volume year-over-year.

Non-interest expenses totaled $30.0 million in the first quarter of 2021, compared to $28.7 million in the year-ago period. These year-over-year increases in non-interest expense are primarily due to increases in compensation and employee benefits and conversion related expense. The first quarter 2021 includes $0.2 million of expenses related to the Company’s core data processing conversion that is in process. (the Day 1 conversion is expected to be completed in May 2021)

The Company recorded an income tax expense of $5.1 million and $0.9 million in the first quarter of 2021 and 2020, respectively.  The changes in income tax expense primarily reflect a 371.6% increase in pre-tax earnings in 2021 relative to 2020.

Asset Quality

A breakdown of loan forbearance totals by loan type is as follows:

	3/31/2021			12/31/2020			% change vs. prior quarter
Loan Type	#	$(000’s)	% of portfolio	#	$(000's)	% of portfolio	#	$
Loans serviced for others	205	$26,975	0.9%	288	$42,897	1.4%	(28.8)%	(37.1)%

Commercial	0	$0	0.0%	2	$163	0.0%	(100.0)%	(100.0)%
Mortgage	111	15,263	1.53%	134	19,830	2.0%	(17.2)%	(23.0)%
Installment	32	537	0.1%	48	1,412	0.3%	(33.3)%	(62.0)%
Total	143	$15,800	0.6%	184	$21,405	0.8%	(22.3)%	(26.2)%

Note:  The % of portfolio is based on the dollar amount of forbearances to the total for the loan portfolio segment.

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	3/31/2021	12/31/2020	3/31/2020
	(Dollars in thousands)
Commercial	$1,373	$1,440	$9,094
Mortgage	5,741	6,353	7,669
Installment	434	519	691
Subtotal	7,548	8,312	17,454
Less – government guaranteed loans	459	439	676
Total non-performing loans	$7,089	$7,873	$16,778
Ratio of non-performing loans to total portfolio loans	0.25%	0.29%	0.62%
Ratio of non-performing assets to total assets	0.17%	0.21%	0.50%
Ratio of the allowance for loan losses to non-performing loans	659.54%	450.01%	193.68%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.

Non-performing loans have decreased $0.8 million from December 31, 2020, due primarily to a decrease in non-performing mortgage loans.

The provision for credit losses was a credit of $0.5 in the first quarter of 2021 compared to an expense of $6.7 million in the prior year quarter. The $7.2 million comparative decrease in the provision for credit losses during the first quarter of 2021 relative to the same quarter in 2020 was the result of decreases in newly identified losses in the commercial and retail loan portfolios, a decrease in the adjustment to allocations based on subjective factors and increases in gross recoveries of previously charged-off commercial and retail loans.

The allowance for credit losses totaled $46.8 million at March 31, 2021 compared to $35.4 million at December 31, 2020. The increase from the prior quarter is attributed to the recording of our CECL adoption entry effective January 1, 2021. The impact of the adoption was an increase in our allowance for credit losses of $11.7 million. The adjustment was within our disclosed range of $10.5 million to $12.5 million. The after tax impact to retained earnings was a decrease of $10.3 million.   At March 31, 2021, the allowance for credit losses equaled 1.68% of total portfolio loans under CECL, compared to 1.30% of total portfolio loans, at December 31, 2020 under the incurred loss methodology.

The Company recorded loan net recoveries of $0.1 million in the first quarter of 2021 compared to net charge offs of $0.4 million in the prior year quarter.

Balance Sheet, Liquidity and Capital

Total assets were $4.4 billion at March 31, 2021, an increase of $222.4 million from December 31, 2020.  Loans, excluding loans held for sale, were $2.78 billion at March 31, 2021, compared to $2.73 billion at December 31, 2020.  Deposits totaled $3.86 billion at March 31, 2021, an increase of $221.2 million from December 31, 2020.  This increase is primarily due to growth in non-interest bearing, savings and interest-bearing checking and reciprocal deposit account balances.

Cash and cash equivalents totaled $130.5 million at March 31, 2021, versus $118.7 million at December 31, 2020. Securities available for sale totaled $1.25 billion at March 31, 2021, versus $1.07 billion at December 31, 2020.  The significant increase in securities available for sale is due to the deployment of funds generated from the growth in deposits.

Total shareholders’ equity was $387.3 million at March 31, 2021, or 8.75% of total assets.  Tangible common equity totaled $355.0 million at March 31, 2021, or $16.30 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	3/31/2021	12/31/2020	Well Capitalized Minimum
Tier 1 capital to average total assets	8.95%	8.81%	5.00%
Tier 1 common equity to risk-weighted assets	12.74%	12.81%	6.50%
Tier 1 capital to risk-weighted assets	12.74%	12.81%	8.00%
Total capital to risk-weighted assets	13.99%	14.06%	10.00%

Share Repurchase Plan

On December 18, 2020, the Board of Directors of the Company authorized the 2021 share repurchase plan.  Under the terms of the 2021 share repurchase plan, the Company is authorized to purchase up to 1,100,000 shares, or approximately 5% of its outstanding common stock. The repurchase plan is authorized to last through December 31, 2021. Thus far in 2021, the company has repurchased 180,667 shares at a weighted average price of $19.93 per share.

Earnings Conference Call

Brad Kessel, President and CEO and Gavin A. Mohr, CFO will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Tuesday, April 27, 2021.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following site/URL:  https://services.choruscall.com/links/ibcp210427.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10153919). The replay will be available through May 4, 2021.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $4.4 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com.

Forward-Looking Statements

This press release contains forward-looking statements about Independent Bank Corporation. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of Independent Bank Corporation. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting Independent Bank Corporation, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on its business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect Independent Bank Corporation’s revenues and the values of its assets and liabilities, reduce the availability of funding from certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect Independent Bank Corporation in substantial and unpredictable ways. Independent Bank Corporation’s results could also be adversely affected by changes in interest rates; further increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk.

Certain risks and important factors that could affect Independent Bank Corporation's future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made, and Independent Bank Corporation undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances, after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	March 31, 2021	December 31, 2020
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$49,220	$56,006
Interest bearing deposits	81,287	62,699
Cash and Cash Equivalents	130,507	118,705
Securities available for sale	1,247,280	1,072,159
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	18,427	18,427
Loans held for sale, carried at fair value	77,799	92,434
Loans
Commercial	1,301,223	1,242,415
Mortgage	999,982	1,015,926
Installment	483,019	475,337
Total Loans	2,784,224	2,733,678
Allowance for credit losses (1)	(46,755)	(35,429)
Net Loans	2,737,469	2,698,249
Other real estate and repossessed assets	346	766
Property and equipment, net	36,736	36,127
Bank-owned life insurance	55,318	55,180
Capitalized mortgage loan servicing rights	23,530	16,904
Other intangibles	4,063	4,306
Goodwill	28,300	28,300
Accrued income and other assets	66,665	62,456
Total Assets	$4,426,440	$4,204,013

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$1,301,842	$1,153,473
Savings and interest-bearing checking	1,670,106	1,526,465
Reciprocal	608,689	556,185
Time	275,022	287,402
Brokered time	2,916	113,830
Total Deposits	3,858,575	3,637,355
Other borrowings	30,006	30,012
Subordinated debt	39,300	39,281
Subordinated debentures	39,541	39,524
Accrued expenses and other liabilities	71,689	68,319
Total Liabilities	4,039,111	3,814,491

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 21,773,734 shares at March 31, 2021 and 21,853,800 shares at December 31, 2020	335,704	339,353
Retained earnings	47,287	40,145
Accumulated other comprehensive income	4,338	10,024
Total Shareholders’ Equity	387,329	389,522
Total Liabilities and Shareholders’ Equity	$4,426,440	$4,204,013

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$28,105	$31,139	$31,764
Interest on securities available for sale
Taxable	2,796	3,299	3,059
Tax-exempt	1,384	789	390
Other investments	217	235	366
Total Interest Income	32,502	35,462	35,579
Interest Expense
Deposits	1,256	3,516	4,700
Other borrowings and subordinated debt and debentures	962	953	688
Total Interest Expense	2,218	4,469	5,388
Net Interest Income	30,284	30,993	30,191
Provision for credit losses (1)	(474)	(421)	6,721
Net Interest Income After Provision for Credit Losses	30,758	31,414	23,470
Non-interest Income
Interchange income	3,049	2,819	2,457
Service charges on deposit accounts	1,916	2,218	2,591
Net gains on assets
Mortgage loans	12,828	15,873	8,840
Securities available for sale	1,416	14	253
Mortgage loan servicing, net	5,167	(384)	(5,300)
Other	2,030	1,823	2,163
Total Non-interest Income	26,406	22,363	11,004
Non-interest Expense
Compensation and employee benefits	18,522	20,039	16,509
Data processing	2,374	2,374	2,355
Occupancy, net	2,343	2,120	2,460
Furniture, fixtures and equipment	1,003	964	1,036
Interchange expense	948	926	859
Communications	881	785	803
Loan and collection	759	708	805
Legal and professional	499	600	393
Advertising	489	594	683
FDIC deposit insurance	330	385	370
Conversion related expenses	218	1,541	56
Correspondent bank service fees	100	101	99
Net (gains) losses on other real estate and repossessed assets	(180)	(82)	109
Other	1,735	1,652	2,182
Total Non-interest Expense	30,021	32,707	28,719
Income Before Income Tax	27,143	21,070	5,755
Income tax expense	5,106	4,084	945
Net Income	$22,037	$16,986	$4,810
Net Income Per Common Share
Basic	$1.01	$0.78	$0.22
Diluted	$1.00	$0.77	$0.21

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$30,284	$30,993	$31,966	$30,462	$30,191
Provision for credit losses (1)	(474)	(421)	975	5,188	6,721
Non-interest income	26,406	22,363	27,011	20,367	11,004
Non-interest expense	30,021	32,707	33,641	27,346	28,719
Income before income tax	27,143	21,070	24,361	18,295	5,755
Income tax expense	5,106	4,084	4,777	3,523	945
Net income	$22,037	$16,986	$19,584	$14,772	$4,810

Basic earnings per share	$1.01	$0.78	$0.90	$0.67	$0.22
Diluted earnings per share	1.00	0.77	0.89	0.67	0.21
Cash dividend per share	0.21	0.20	0.20	0.20	0.20

Average shares outstanding	21,825,937	21,866,326	21,881,562	21,890,761	22,271,412
Average diluted shares outstanding	22,058,503	22,112,829	22,114,692	22,113,187	22,529,370

Performance Ratios
Return on average assets	2.10%	1.61%	1.90%	1.54%	0.54%
Return on average equity	23.51	17.82	21.36	17.39	5.54
Efficiency ratio (2)	53.48	60.59	56.36	53.07	69.32

As a Percent of Average Interest-Earning Assets (2)
Interest income	3.27%	3.57%	3.62%	3.72%	4.28%
Interest expense	0.22	0.45	0.31	0.36	0.65
Net interest income	3.05	3.12	3.31	3.36	3.63

Average Balances
Loans	$2,834,012	$2,876,795	$2,925,872	$2,913,857	$2,766,770
Securities available for sale	1,093,618	1,009,578	891,975	660,126	527,395
Total earning assets	4,047,952	3,984,080	3,887,455	3,659,614	3,350,948
Total assets	4,254,294	4,195,546	4,102,318	3,868,408	3,565,829
Deposits	3,698,811	3,632,758	3,559,070	3,303,302	3,066,298
Interest bearing liabilities	2,589,102	2,574,306	2,532,481	2,402,361	2,309,995
Shareholders' equity	380,111	379,232	364,714	341,606	348,963

End of Period
Capital
Tangible common equity ratio	8.08%	8.56%	8.23%	8.03%	8.40%
Average equity to average assets	8.93	9.04	8.89	8.83	9.79
Common shareholders' equity per share of common stock	$17.79	$17.82	$17.05	$16.23	$15.33
Tangible common equity per share of common stock	16.30	16.33	15.55	14.72	13.81
Total shares outstanding	21,773,734	21,853,800	21,885,368	21,880,183	21,892,001

Selected Balances
Loans	$2,784,224	$2,733,678	$2,855,479	$2,866,663	$2,718,115
Securities available for sale	1,247,280	1,072,159	985,050	856,280	594,284
Total earning assets	4,209,017	3,979,397	3,962,824	3,833,523	3,416,845
Total assets	4,426,440	4,204,013	4,168,944	4,043,315	3,632,387
Deposits	3,858,575	3,637,355	3,597,745	3,485,125	3,083,564
Interest bearing liabilities	2,626,280	2,553,418	2,515,185	2,456,193	2,350,056
Shareholders' equity	387,329	389,522	373,092	355,123	335,618

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.
(2)	Presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation

Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31,
	2021	2020
	(Dollars in thousands)
Net Interest Margin, Fully Taxable
Equivalent ("FTE")

Net interest income	$30,284	$30,191
Add: taxable equivalent adjustment	404	121
Net interest income - taxable equivalent	$30,688	$30,312
Net interest margin (GAAP) (1)	3.01%	3.61%
Net interest margin (FTE) (1)	3.05%	3.63%

(1)	Annualized.

Tangible Common Equity Ratio

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
	(Dollars in thousands)
Common shareholders' equity	$387,329	$389,522	$373,092	$355,123	$335,618
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	4,063	4,306	4,561	4,816	5,071
Tangible common equity	$354,966	$356,916	$340,231	$322,007	$302,247

Total assets	$4,426,440	$4,204,013	$4,168,944	$4,043,315	$3,632,387
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	4,063	4,306	4,561	4,816	5,071
Tangible assets	$4,394,077	$4,171,407	$4,136,083	$4,010,199	$3,599,016

Common equity ratio	8.75%	9.27%	8.95%	8.78%	9.24%
Tangible common equity ratio	8.08%	8.56%	8.23%	8.03%	8.40%

Tangible Common Equity per Share of Common Stock:

Common shareholders' equity	$387,329	$389,522	$373,092	$355,123	$335,618
Tangible common equity	$354,966	$356,916	$340,231	$322,007	$302,247
Shares of common stock outstanding (in thousands)	21,774	21,854	21,885	21,880	21,892

Common shareholders' equity per share of common stock	$17.79	$17.82	$17.05	$16.23	$15.33
Tangible common equity per share of common stock	$16.30	$16.33	$15.55	$14.72	$13.81

The tangible common equity ratio removes the effect of goodwill and other intangible assets from capital and total assets. Tangible common equity per share of common stock removes the effect of goodwill and other intangible assets from common shareholders’ equity per share of common stock.